EXHIBIT 99.2

Veri-Tek International Corporation

Third Quarter 2007 Financial Report Conference Call

November 14, 2007

Operator:	Good afternoon ladies and gentlemen, thank you for standing by. Welcome to the Veri-Tek International Corporation Third Quarter 2007 Financial Report Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star key followed by the one on your touchtone phone. If you would like to withdrawal your question, press the star key followed by the two. We do ask if you are on speaker phone, that you please lift the handset before making your selection. This conference call is being recorded today Wednesday, November 14, 2007.

And, I would now like to turn the conference over to David Langevin, Chairman and CEO. Please go ahead sir.

David Langevin:	Thank you Mary. Welcome. Good afternoon everyone and welcome to the Third Quarter Call for Veri-Tek International. I would first like to take care of a housekeeping issue, that being the Safe Harbor Statement. So, please note that the Safe Harbor Statement in our press release, and also please note that the comments on this call may contain statements that are forward-looking in nature, and that such statements are based on current plans, estimates and expectations and involve a number of known and unknown risk, and our future results could differ significantly. These factors and risks as well as additional information are discussed in detail in our filings with the Securities and Exchange Commission.

I’d also like to welcome Andrew Rooke, our President and COO who will join me on the call, and as our normal procedures, I will start with some overall comments followed by Andrew highlighting the specifics of our quarter, and before taking questions, I will summarize how we see the outlook of our company at this time.

Let me first state that we are proud of the transformation of our company to a focused industrial equipment company from the legacy Veri-Tek business which we successfully sold in the third quarter. Our company is now clearly led by Manitex, which is a profitable business, nicely placed in a growing segment of the marketplace.

The positive changes in our company are documented by the following recent achievements. As I referred to previously, we completed the sale and closure of the testing and equipment assembly segment. We recognized a small gain on that sale as well as we eliminated the losses from carrying this business and realized funding over one million in cash which we used to reduce debt.

We acquired Noble forklifts which should provide us with a more consistent earnings picture for our Liftking division as we integrate Noble into Liftking.

We introduced our new 50 ton crane and received orders for over 50 units. The acceptance of this product has been unprecedented for our company and is allowing us to grow into new markets not covered before Manitex at higher than our normal historical margins.

We reduced our long-term debt by 12.1 million or over 32%, and as a result of this action and in a very difficult credit markets, we increased our credit facility to 23 million on a consolidated basis and decreased our borrowing rates by 50 basis points.

Finally and most importantly, we recorded earnings per share of $0.18 per basic and $0.17 on a fully diluted basis for the nine months ended September 30, 2007 from continuing operations.

With these brief opening comments, I’d like to turn it over to Andrew to discuss the specific operating results for our quarter, after which I will comment on our outlook and we will be happy to take questions. Andrew?

Andrew Rooke:	Thanks Dave and good afternoon, and welcome everyone. I’m going to start with the overview and summary highlights of our quarter 3 earnings release and then review a few areas of particular note in more detail.

Before addressing the highlights, with regard to our financial statements, I’d like to be clear as to how they reflect the acquisitions and disposals that we completed as we have transformed the company into a focused industrial equipment company.

The legacy testing and assembly equipment business is treated as a discontinued business for 2007 and comparative results of previous data have been restated to reflect this. We acquired Manitex on July 3, 2006, Manitex Liftking on November 30, 2006 and the Noble product line on July 31, 2007. These comprise the lifting equipment segment and the continuing operations of the company.

Consequently, the results for the continuing operations for 2007 include nine months in Manitex and Manitex Liftking and two months for Noble. The results for 2006 only include three months of Manitex.

So firstly, I’d like to comment on the third quarter highlights of continuing operations. We are very pleased to report the 33% year-over-year net sales growth to 26.6 million from $20 million driven by the Manitex Liftking acquisition. There was a 500 basis point improvement in gross margins or 18.8% for the third quarter 2007 from 13.8% in the same period of 2006.

EBITDA increased 100% to 2.4 million from 1.2 million in the same quarter last year, representing an EBITDA margin of 8.9% compared to 5.8 for the same quarter of last year.

Debt was reduced by 12.1 million to $26.2 from 38.3 million at June 30, 2007, which potentially will decrease annual interest expense by approximately $1 million.

We reported net income from continuing operation of 0.9 million compared to break-even in the same period of 2006.

In addition, the following are some of the third quarter operating highlights. The Manitex 50 ton boom truck launched in May has received more than 50 orders to date. We acquired Noble forklifts to integrate with Liftking. We completed the sale and closure of the testing and assembly equipment segment, and we initiated currency hedging programs to limit exposure to transaction movements from the U.S. dollar Canadian dollar in terms of the exchange rate fluctuations.

In more detail then, net sales for the third quarter of 2007 increased 6.6 million or 33% to $26.6 million from 20 million in the third quarter of 2006. The higher net sales was a result of a 0.9 million increase in Manitex’s sales and 5.7 million in sales from Manitex Liftking, driven by consistent demand across the range of the company’s existing products and strong shipments of Manitex larger boom trucks

Gross profit was 5 million or 18.8% gross profit margin for the third quarter 2007 compared to gross profit of 2.8 million or 13.8% gross profit margin in the third quarter 2006. The company’s gross profit was favorably impacted in the third quarter of 2007 by volume and product mix, stronger pricing and the benefits of sourcing materials from lower cost countries. The favorable mix is a result of an increase in the sales of cranes with higher lifting capacity, partially attributable to sales of our 50 ton crane that was introduced in the second quarter of 2007 ( in the call Andrew inadvertently said “principally” ).

Total operating expenses for the third quarter of 2007 were 3.1 million compared to total operating expenses of 1.6 million in the same quarter of last year. The increase is primarily the result of acquisitions as well as increased amortization expense attributable to the Manitex acquisition that occurred in 2006.

We believe that EBITDA and EBTIDA as a percentage of sales represent key operating metrics for the business. During the third quarter, the company’s continuing operations generated 2.4 million of EBITDA or 8.9% of sales compared to 1.2 million or 5.8% of sales for the same quarter last year. EBITDA for the nine months ended September 30, 2007 was 6.5 million or 8.2% for sales compared to 0.9 million or 4.7% of sales in this period last year.

Net income from continuing operations for the third quarter was 872,000 or $0.10 per basic and $0.09 per fully diluted share, compared to a net loss from continuing operations of 17,000 or zero earnings per basic and fully diluted share for the third quarter of 2006. Net income for the third quarter was $918,000 or $0.11 per basic and $0.10 for fully diluted share based on 8.6 million basic and 9.2 million fully diluted weighted average common shares outstanding. This compared to a net loss of $566,000 or $0.11 per basic and fully diluted share based on 5.1 million fully diluted and weighted average common shares outstanding in the same period of last year.

Foreign currency transaction losses from the U.S. Canadian dollar exchange rate negatively impacted net results by approximately 172,000 in the third quarter of 2007.

Moving on to the balance sheet and cash flow, we made significant steps toward improving some of our key ratios in the quarter. We generated net cash from operating activities of $2.8 million and raised 1.1 million from the sale of the testing and equipment segment assets, and 9.3 million from the issuance of stock and exercising warrants. This cash was used to reduce debt by 12.1 million and increased our cash balance at the end of the quarter by $1.1 million.

We concluded the quarter ended September 30, 2007 with 19.7 million in working capital and a current ratio defined as current assets divided by current liabilities of 2.2 to 1.

Shareholders equity increased 62% to 29.8 million from 18.4 million as of December 31, 2006.

Now, I’d like to review a few areas in more detail., starting with revenue. As already stated, revenues for the quarter increased over the third quarter of 2006 by nearly 33%. Manitex revenues remained strong and on a pro forma year-over-year basis for the nine months ended September 30, 2007 compared to the same period for 2006 was showing an increase of approximately 18%, driven by demand in our end markets, continuing product development and new product launches.

As we have discussed, the reception for the higher tonnage boom trucks was very pleasing to us. We gave our customers improved opportunities to improve their return on investment. These higher tonnage products are allowing us to better serve our oil, gas, mining and infrastructure markets, and are allowing us to expand our addressable market into those traditionally addressed by (inaudible) and all-terrain cranes.

Liftking quarter three revenues were, as anticipated, lower than the second quarter 2007, which had included two large transporters and strong military volumes. On a pro forma year-over-year basis, for the nine months ended September 30, 2007 compared to the same period of 2006, volume is showing good growth against 2006 of approximately 19%.

The impact from the Noble acquisition in the quarter was insignificant and contributed only a small amount of revenue in the third.

Our gross profit margin of 18.8% in the quarter was an improvement of 5 percentage points over the third quarter of 2006. This is due to the improved production efficiencies from volume, higher sales of our higher margin higher tonnage boom trucks, stronger pricing and benefits in some of our supply chain sourcing activities. We did suffer however from integration costs of the Noble product line and the impact of the weakening U.S. dollar versus the Canadian dollar. In Noble, we completed the integration for one product line into the Manitex operation and we’ve begun activity to integrate production into our Liftking facility and incurred start up costs and inefficiencies associated with those.

Due to continuing weakness of the dollar, Liftking which sells approximately 75% of its production into the U.S. is seeing the negative margin impacts of approximately 7% on a pro forma year-over-year basis for the nine months ended September 30, 2007 compared to the same period for 2006. This movement is obviously significant and operational actions are being initiated since there is no apparent short-term reversal anticipated in the exchange rate.

Operating expenses for the quarter were 3.1 million, an increase of 1.5 million over the same period of 2006. This increase reflects an increase in R&D expenditures, the addition of Liftking, increased amortization expense from the Manitex acquisition and costs for consultants for the Sarbanes-Oxley project.

Following the impact of the strength of the Canadian dollar against the U.S. dollar during quarter two, we reported on the call covering those results that we hope to complete discussions and implement an action plan to mitigate our exposure to these movements. We did complete these activities and entered into contracts to hedge foreign currency transaction losses. The out come of these contracts was to reduce losses in the quarter by $218,000 as we placed contracts to fully hedge the outstanding balance of the seller note with Canadian dollars 2.8 million and the accounts receivable balances denominated in U.S. dollars subject to currency fluctuation and settlement at our Canadian subsidiary.

As discussed earlier however, our Canadian subsidiary has been and may continue to have its margins impacted by fluctuations in the U.S. Canadian dollar exchange rate.

For quarter three, we recorded an income tax benefit of $0.1 million, as a provision for tax on the quarter’s earnings was more than offset as a result of a change to the effective tax rate to 9.3% from the previous estimates of 27.4%. This change in effective tax rate arises from the changing mix of annual projected earnings between Canada and the U.S. that causes a decrease in the effective rate as the company has a net operating loss carried forward for which no benefits was previously taken available to offset taxable earnings in the U.S.

The change in earnings mix is attributable to higher volume and gross profits increasing U.S. earnings, together with a decrease in Canadian income related to the projected continuing impact of the strengthening Canadian dollar.

As I stated earlier, we reduced our debt by 12.1 million in the quarter through proceeds from a combination of sources including operations, stock issuance, warrant exercises and the sale of assets to the discontinued testing and assembly equipment segment.

Cash flow generation and the reduction of debt are important objectives for us and these actions have improved our overall balance sheet. Additionally, we anticipate that the reduction of debt should convert to a reduction in our annual interest expense with approximately $1 million.

Working capital excluding the Noble transaction decreased in the third quarter of 2007 by 0.5 million compared to the second quarter of 2007. This was driven largely by the collection of accounts receivable offset by a reduction in accounts payable and accrued expenses. Inventory in the quarter remained constant and remains an improvement opportunity for us.

I’d just like to make a few comments as well about the Noble forklift acquisition. Having completed that acquisition on July 31st, we have engaged in activities to integrate it into our operations. We have commenced a series of communications with the extensive customer base who have been very loyal to this product, and also commenced activities to integrate production and engineering into our existing facilities. The assembly facility of Texas for the trailer mate, trailer mounted product is complete and production commenced in the quarter with one model of the product being shown to visitors at the recent trade show in Kentucky.

Similar actions are in progress for the Toronto facility and I anticipate the initial shipments for the rough-terrain product during the fourth quarter of the year.

Our sales research and development and engineering function were excited at the prospects for the Noble product line, and I look forward to updating you on progress in future calls.

With that, I’d now like to hand it back to David.

David Langevin:	Thank you Andrew. As we stated in our release, we now expect our sales to be in excess of the previous guidance of 95 to 100 million for the year. Assuming our fourth quarter sales are somewhat in the range of our third quarter, we would expect our annual sales to be approximately 105 million. Our expectations are that our EBITDA margins for the year will finish within the range of our earlier guidance of 8 to 8.5%.

Regarding ‘08, as we stated in our press release, we have not finished our plans for next year. However, with the elimination of our legacy Veri-Tek business, we will provide guidance on annual sales and earnings per share basis for ‘08 when our plans for complete, which we would expect to occur in the fourth quarter of ‘07.

Having said that, it is certainly a more difficult year to provide guidance with the economic uncertainty in the overall marketplace. However, because of the niches that we principally participate in, that being oil and gas, mining, infrastructure, road and bridges, and commercial construction as well as the steady improvement we’ve seen in some of our ancillary businesses such as our higher-margin replacement parts businesses, we believe at this time that we will continue to see a year-over-year improvement in our key financial measurements.

We are also encouraged by the strength of our balance sheet as we enter into ‘08. Our company is in good solid footing, which will allow us to implement our business plan, continue to expand our product selection, the continued development of higher capacity cranes as well as allow us to be optimistic with any potential acquisitions.

With that Mary, I’d like to open up the line now for questions please.

Operator:	Thank you. And ladies and gentlemen at this time, we will begin the question-and-answer session portion of the call. As a reminder, if you have a question, please press the start key followed by the one on your touchtone phone. If you would like to withdraw your question, press to start key followed by the two. We do ask, if you’re on a speakerphone, that you please lift the handset before making your selection. One moment please for the first question.

And our first question comes from Sam Nichols with Quinlen Securities Please go ahead.

Sam Nichols:	Hi. Good afternoon.

David Langevin:	Hi Sam. How are you doing?

Sam Nichols:	I want to ask about the approximately 50 orders for the 50 ton truck.

David Langevin:	Yes.

Sam Nichols:	About how much did you receive in the quarter and how many have you delivered?

David Langevin:	Well, we just started with basic production, so we have not started to deliver many of those yet. At the end of September, we had shipped six. At the end of the quarter we had just started to ship some of those, and they will mostly be delivered out into ‘08, as we have stated in some of our releases.

Sam Nichols:	Okay. Could you refresh my memory on the selling price?

David Langevin:	Well, we haven’t announced the selling price of those, because it depends as we do the final configuration with the chassis, but you know, roughly a 50 ton crane is 175 to 200,000, for just the crane piece, the piece that we deliver on. But again, that can fluctuate quite a bit depending on the specifics of the crane as well as the mounting of the crane on the chassis. So, that’s not something that we have announced.

Sam Nichols:	Okay. And, in the Manitex Division, your revenue year-over-year was pretty much flat. Was there any consequence from the poor weather especially in the Southwest, to your knowledge?

David Langevin:	In the third quarter?

Sam Nichols:	Yes.

David Langevin:	I don’t think we had any, you know, I do know what you’re referring to, but it was nothing like the ice storms that we had in the first quarter. So as far as I know, there was not any production delays or issues as a result of that.

Sam Nichols:	Okay. And your tax rate, which was a benefit, is that entirely due to usage of the NOL?

David Langevin:	Yes, if you recall Sam, I know, we’ve talked about this in the past. We have roughly, at the end of the year, $10 million net operating loss carried forward over the two course. It was only used on the federal U.S. taxes, so we do not get that benefit in the Canadian income or the state taxes that we pay in Texas.

Sam Nichols:	Mm hmm. Okay. What explains the difference for the tax rate in the third quarter versus a positive tax amount in the second quarter?

David Langevin:	On the second quarter, we have, as Andrew referred to, we have – not unusual, but some business that goes through the Canadian operations in the second quarter, which resulted in more Canadian taxes in the second quarter that we did not have going through in the third quarter, but if you change your estimates, you know, as a result from your income during the quarter.

Sam Nichols:	Right. Okay. Is there any progress on shifting or resourcing to Liftking’s Asian suppliers?

David Langevin:	No. I think Andrew has been working very diligently on that and we’ve been seeing some results between the operations. I know Andrew has an Asian trip coming up shortly, but I would think the progress is going along steadily. I don’t know Andrew, if you want to mention or comment on that at all?

Andrew Rooke:	No. I think that’s a fair comment David. You know, we are exploring a number of alternative sources, not only Asia but India as well, and we continue to do that. So, progress is being made. As I’m sure you aware (inaudible) the key elements and I think we’ve probably discussed this previously, the important thing that we need to make sure is not only that we get a lot of costs but that we get good quality products, and that is something that, you know, our engineers may be focusing on as well. So, it’s not as easy as just – and, I’m not suggesting that you’re saying that, but there are a lot of steps that we go through to make sure that we get a good quality product and a good cost product. We’re working, I think relatively satisfactory against that.

Sam Nichols:	Okay. And, last I guess, kind of superfluous question, when are you going to change your name to Manitex? Or, are you still?

David Langevin:	I believe that’s in process as we go. It should be sometime in the near future.

Sam Nichols:	Okay. Very good. Thank you David, thank you Andrew.

David Langevin:	Thanks.

Andrew Rooke:	Thank you.

Operator:	Thank you. Ladies and gentlemen, if there are any additional questions, please press the star key followed by the one at this time. As a reminder, if you are on speakerphone, please lift the handset before making your selection.

And, our next question comes from Philip Anderson (sp?) with Pinnacle Funds. Please go ahead.

Phil Anderson:	Hi guys. I wanted to follow up on the question regarding changing, forcing the components to purchase from suppliers in less expensive countries. Andrew, could you quantify maybe on a percentage basis, to what extent the company is already benefiting from having shipped. It sounds like it’s fairly early on, but are we actually getting much economic benefit so far? Or, is this trip to Asia really a trip that would line up suppliers and we will begin to get the benefit maybe in the March quarter?

Andrew Rooke:	Well, I think we – Hi Phil, sorry. We talked on the last call I think that, on average, we’ve got approximately 6% of our outsourced product coming from what we would consider to be low-cost countries and quarter-on-quarter that has not changed to any significant degree. The intent is that we increase that percentage as we go forward, both from today and onwards into 2008 et cetera. I wouldn’t read anything particularly special into the fact that I’m going over to Asia. It’s something that I need to do more of and we need to do more of as a business as we recognize that, you know, there are opportunities to improve our sourcing base and get more suppliers qualified to support our product.

So, it’s something that we intend to continue to do. I would very much like to see that 5 to 6% increase. We have a number of active quotations out there with people which we are following through, and I anticipate this sort of continued progress on that. I hope that answers your questions Phil.

Phil Anderson:	Yes. Well, that’s helpful. We anticipate continued progress too as a result of if you have a good trip. Thanks. But…

David Langevin:	I wouldn’t expect anything else from you Phil.

Phil Anderson:	Or me from you. So, can you give us a sense as to what the, maybe on a percentage basis, what type of costs of good savings can be potentially enjoyed to the extent the company is successful in transitioning to a lower cost supplier in another country?

David Langevin:	Well obviously, as we have spoken and talked on these calls in the past, we have a very significant material content within our cost of goods sold. I mean, it’s 65% roughly, approximately 60 to 65%. And so, to the extent that we, at this point are – and as you know, we’ve also stated that within Liftking, we do have more coming from what we describe as lower cost countries, and clearly with the Noble integration, they will benefit from that.

And, we are making progress on Manitex and to its credit, its margins have been very nicely increasing beyond what – you know, beyond the success and time period that we had laid out, so we have to work along with Manitex to continue to explore the sources and alternatives that they have, and so, a percentage, I wouldn’t want to throw a percentage out, but certainly it’s going to be – it does have a potential to be significant.

Andrew Rooke:	David, sorry – Phil, I can also sort of add to that. I think one of the things that we are very conscious of as well is we’re looking at total acquisition costs, not just the cost that comes on the invoice but what the impact is to the supply chain in terms of working capital and all those types of things as well. So, you know, those are factors that we certainly take into consideration and we’re looking to all of that outsourcing.

Phil Anderson:	Okay. Well, it sounds like you’re on it and you’re going to Asia and hopefully that will bear some fruit for everybody. Switching gears for a minute, can you give us an update on the volume of spare parts business that the company had in the third quarter?

David Langevin:	It’s been moving along nicely as I indicated in my prepared remarks. We have – I know we have filed on a public release the percentage of our spare parts business that we have, which has been moving up to now approaching 12%, and I think that’s a good improvement over a year ago. And, some of that is because we obviously have a much better working capital position as documented in our balance sheet, and that’s allowing us to put and to have available more parts on our shelves. And, of course, as you know, the parts business is having the availability so that when that customer calls and needs that part, we can deliver it on a prompt basis.

Well, I think in the margins there, as we’ve also stated publicly and have put in previous filings is an excess of 40% and that margin is also moving up. So, that’s something that gives us some real strength as we go into – as I indicated and as we all know, some uncertainty in the economic markets.

Phil Anderson:	Could you maybe give us some color as to whatever impact having a better balance sheet has had on the ability to keep parts on the shelves and fill orders, you know, in the September quarter, maybe versus how it was back in, you know, last year or in the March quarter this year in the company…

David Langevin:	Phil, I mean, you know, a year ago, our monthly sales – and again, we have on file a document that shows us and I’m going a little bit from memory, but as I recall, it was 7-800,000 a month, so far less than a 12% number, and now in the third quarter, as I said, we’re approaching a million a month, and so you could see quite a dramatic increase in the parts business. But, I don’t expect those kind of increases to continue on that kind of percentage basis. It does give us a good stable base of business of which to draw upon as we go forward.

Phil Anderson:	I guess, really what I wondering Dave is, the percentage of the time that the company can fill an order if a boom trucks owner operator has a broken boom truck and they call the shop in Texas and ask them for the rigid…

David Langevin:	Right.

Phil Anderson:	I would think that you are able to fulfill that order more frequently now then you were six months or 12 months.

David Langevin:	Absolutely.

Phil Anderson:	So, I’m wondering if you can give us a sense as to how, you know, how often you’re able to fill the order now and maybe contrast that with a period sometime ago.

David Langevin:	And, it depends on – you know, what you try to do is have your availability of 90% or better on the part that is a fast moving part, and I would say that that ability has increased significantly year-over-year. Also, the service, the ability of our guys, our parts people to be much more proactive in this area, because now we have the capability to stock their shelves and make sure that those parts that are necessary for our customers are available. I think it’s, you know, a quantitative and a qualitative issue that we are fast approaching. I don’t want to say that we’re there, because there’s always room for improvements, but I did sit in a meeting with our services guys and parts guys – not service guys but our parts guys in the last 30 days and was quite please wit the enthusiasm and the energy that they’re bringing to that area, and that’s why I mentioned it in my prepared remarks. I think that will give us a lot of good stability as we go forward.

Phil Anderson:	Yes, well that sounds very encouraging. Particularly the fact that you were at a meeting recently and it seems to be going better.

David Langevin:	That’s right.

Phil Anderson:	I guess, next question, with the big success of the 50 ton boom truck…

David Langevin:	Mm hmm.

Phil Anderson:	I’m not sure how much capacity you had initially allocated to make this truck, but is the manufacturing line-on-line set up in such a manner that you can allocate increased capacity to service what appears to be a hot part at this point in time?

David Langevin:	Yes, we don’t really have issues with capacity but you do have to obviously allocate your utilization of your materials, and your suppliers and lay out your factory over an extended period of time and not just on a 30 day basis, because we do have long lead times in some of our components. But we are, as Andrew stated in his prepared remarks, we are making sure that we have more than enough capacity to handle this product and continue to develop in the high capacity range, and go into new markets which really will allow us to continue to grow this company during a period where maybe our old historical customers are not in the strongest position, but in some of the new markets where we’re going in and the markets that we serve are very strong. So, that’s really what we’re trying to accomplish and I’m happy to say that it looks like it’s – because of some of the planning that we did over the last two years, it is getting accomplished. But, to answer your question specifically on capacity, we’re making sure that we have, as I said too, some of our shareholders I’d love to think nothing other than 50 ton elements, but that’s not the way you run a full service business.

Phil Anderson:	Mm hmm. Are there other new products that you’re going to be introducing over the next, you know, over the next two, or three or four quarters that could be – perhaps that you’d have some insight as to how the market is going to respond? I remember when you introduced the 50 ton, you know, you had I think 20 orders or so before it was even priced, if memory serves.

David Langevin:	Eighteen orders, good memory.

Phil Anderson:	Thanks. Are there other products that may have a similar, you know, bullish response that you will introduce?

David Langevin:	Well, you know, obviously we’re a little biased. We like to think so and we are going to continue to move up the capacity chain as we have commented, and we think that’s where there is a technology around the world which will allow cranes to be mounted on top of trucks, which as Andrew stated, have a much better value proposition for our customers than the alternatives, and we intend to continue to grow into that, into those markets. So, we have a schedule. We don’t have anything specific that we want to mention right now, but we do expect that we will have a continuation of what we’ve seen in the past 12 months.

Andrew Rooke:	I think David, if I can just jump in there as well.

David Langevin:	Sure.

Andrew Rooke:	We mentioned it in a couple of places that Manitex has a history of innovation and development, and over a number of years, has introduced I think 21 products in four years or something. That pipeline of R&D from our perspective is very important, and we had a program, a project that we identify, we prioritize and continue to develop because we think that’s critical to the continued growth and health of the company. And you’ll see, as you look at the financials, you do see some increased expenditure coming through in R&D, and we just (inaudible) to make sure that’s good expenditure going to the right projects.

Phil Anderson:	Okay. Well, it all sounds great. You are doing a terrific job. It is a very strong quarter obviously and it looks like the best is yet to come, so thanks for the answers and keep up the good work.

David Langevin:	Thanks Phil.

Andrew Rooke:	Thank you Phil.

Operator:	Thank you. Once again ladies and gentlemen, if there are any additional questions, please press the star key followed by the one at this time. And, if you are on speakerphone, please lift the handset before making your selection.

And, our next question comes from Jeffrey Low (sp?) of Tuxedo Road Associates (sp?). Please go ahead.

Jeffrey Low:	Hi Dave.

David Langevin:	Hey Jeff.

Jeffrey Low:	Having been there from the beginning, you guys are making damn good progress.

David Langevin:	Thank you.

Jeffrey Low:	I’d like to – I really have a two part question. I believe in the last quarterly conference call, you mentioned that you were either putting a man in place to service global markets out of London or were contemplating doing that. Do you have any follow up on what the status of that is?

David Langevin:	I don’t recall stating that. Andrew, do you remember anything about that? I don’t recall.

Andrew Rooke:	I’m sorry. That’s news to me.

Jeffrey Low:	That was my bad – the question really then returns back to international markets recognizing that the shipping costs on some of these products are relatively high. There are some markets that are very buoyant, particularly in the mining area that are offshore, not located specifically in Canada. Do you have any thoughts or any plans on how you might address those markets?

David Langevin:	Jeff, if I understand it right, I mean, as you know, we ship to our customer, our dealers in North America.

Jeffrey Low:	Right.

David Langevin:	And, we haven’t up to this point, because we’re still a relatively new public entity tracked where a lot of those products end up after they end up going to our dealer, and we are going to try to do a better job on that, so we can address this issue, because I know it’s a concern of people that, you know, we have international exposure. I know we have some but I don’t really know – I can’t really be precise as to where our products go beyond going to that customer, and as you know, we have stated in our releases that, where we sell a bunch of cranes to our Houston dealer, that that it’s going into oil and gas fields and that type of stuff, or service barriers in the oil and gas area, and we suspect that some of those units are being used internationally around the world in their various applications. But again, we haven’t been around long enough to be specific but we will improve on that as we go forward.

Jeffrey Low:	And, as (inaudible), but you guys are doing great. Nice quarter. Keep up the good work.

David Langevin:	Thanks Jeff.

Andrew Rooke:	Thank you Jeff.

Operator:	Thank you. And gentlemen, I’m showing that there are no further questions. I’ll turn it back to you for closing comments. Please go ahead.

David Langevin:	Thank you Mary and again, I appreciate everybody’s interest and we look forward to the end of the year and on our next conference call. Thank you again for your interest in Veri-Tek. Good bye.

Operator:	Thank you sir. Ladies and gentlemen that will conclude today’s teleconference. We do thank you again for your participation. And at this time, you may disconnect.